Exhibit 99.1

Evergreen Energy Reaches Forbearance and Settlement Agreement with
Certain Holders of its 2007 and 2009 Notes
- Agreement Calls for Dismissal of Pending Litigation Regarding the Sale of Certain Assets of
Buckeye Industrial Mining Co. and Evergreen -

DENVER, February 2, 2011 — Evergreen Energy Inc. (NYSE Arca: EEE), entered into a Forbearance and Settlement Agreement with certain holders of its 2007 Notes and 2009 Notes.
Ilyas Khan, Executive Chairman of Evergreen, stated: "We are pleased to have reached an agreement that satisfies all parties involved. This settlement will not only enable Evergreen to put the litigation behind us, it will also enable us to focus our efforts and resources on continuing to build a leading clean technology company and returning value to our shareholders.”
Per the terms of the agreement, Evergreen will directly redeem approximately $14.1 million in aggregate face value of 2007 Notes currently held by the settling members of the 2007 Notes.  The company will transfer approximately $6.8 million in cash and 531,250 warrants for the issuance of the company’s common stock with an exercise price of $7.20 to the settling members of the 2007 Notes.  The 2009 Noteholders are contributing $1.6 million in cash directly to the 2007 Noteholders under the Settlement Agreement as consideration for $3.2 million in aggregate face value of the 2007 Notes.  The $3.2 million of 2007 Notes purchased by the 2009 Noteholders will be exchanged by Evergreen for a new one year, $1.6 million, 7% note, convertible into shares of Evergreen common stock at the market value of the shares on the date the exchange is to occur and 200,000 warrants to purchase the company’s stock priced on the date of the exchange.
The Settlement Agreement also calls for the dismissal of the litigation that is now pending between Evergreen, Bimco, Inc., the settling members of the 2007 Notes, and the 2009 Noteholders, which arose out of the sale of certain assets of Buckeye Industrial Mining Co. and Evergreen to Rosebud Mining Co., which concluded on April 1, 2010.
The transactions contemplated by the Settlement Agreement are subject to the satisfaction of certain conditions by the company.  Additional information on the settlement can be obtained in the company’s filing today with the Securities and Exchange Commission.

Evergreen Energy Inc.
Evergreen Energy Inc. (NYSE Arca: EEE) has developed two proven, proprietary, patented, and transformative green technologies: K-Fuel® and the GreenCert™ suite of software and services.  K-Fuel technology significantly improves the performance of low-rank coals, yielding higher efficiency and lowering emissions.  GreenCert, which is owned exclusively by Evergreen, is a science-based, scalable family of environmental intelligence solutions that quantify process efficiency and greenhouse gas emissions from energy, industrial and agricultural sources and may be used to create verifiable emission reduction credits.  Visit www.evgenergy.com for more information.

Safe Harbor Statement
Statements in this release that relate to future plans or projected results of Evergreen Energy Inc. are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the "safe harbor" provisions of the PSLRA. Our actual results may vary materially from those described in any "forward-looking statement" due to, among other possible reasons, the realization of any one or more of the risk factors described in our annual or quarterly reports, or in any of our other filings with the Securities and Exchange Commission.  Readers of this release are encouraged to study all of our filings with the Securities and Exchange Commission.  Our ability to execute our business plan and develop the GreenCert™ or K-Fuel® technologies may be adversely impacted by unfavorable decisions in other litigation, the inability of the Company to satisfy the terms of the settlement agreement with the holders of its 2007 and 2009 Notes, or by our inability to raise sufficient additional capital in a timely manner to pursue the development of our technology. Readers of this release are cautioned not to put undue reliance on forward-looking statements.

Evergreen Investor Contact:
Becky Herrick, Lippert / Heilshorn & Associates, 415.433.3777, bherrick@lhai.com

###

2